February 27, 2008

Securities and Exchange Commission

450 5 th Street

N.W. Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 25, 2008, to be filed by our former client, W Technologies, Inc. [Commission File Number 000-24520]. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

MOORE STEPHENS, P.C.

Certified Public Accountants

An independently owned and operated member

of Moore Stephens North America, Inc.

a member of Moore Stephens International Limited -

members in principal cities throughout the world

CRANFORD 340 NORTH AVENUE, CRANFORD, N.J. 07016-2496 TELEPHONE 908 272-7000 FAX 908 272-7101

NEW YORK 708 THIRD AVENUE, NEW YORK, N.Y. 10017 TELEPHONE 212 682-1234 FAX 212 687-8846